FOR IMMEDIATE RELEASE
Date:	April 28, 2006
Contact:	Jeanne Delaney Hubbard
202.772.3747
ABIGAIL ADAMS NATIONAL BANCORP, INC. REPORTS
FIRST QUARTER EARNINGS
Washington, DC - Abigail Adams National Bancorp, Inc. (NASDAQ:AANB) announced today that net income for the first quarter ended March 31, 2006 was $653,000, or $.19 (basic and diluted earnings per share). Net income for the same period in 2005 was $922,000 or $.28 (basic and diluted earnings per share). The return on average assets for the fourth quarter 2005 was 0.76% and the return on average equity was 9.37%, compared to 1.51% and 14.94%, respectively, for the same period last year. The results of operations for Consolidated Bank and Trust (“CBT”) are included subsequent to the close of business on July 29, 2005.
Net interest income for the first quarter of 2006 increased 25.8% to $3.9 million, compared to $3.1 million for the same period in 2005. This increase was due to a 44.5% growth in the Company’s loan portfolio. Average loans increased $75.3 million, with the CBT acquisition contributing 53.9% of the year-over-year loan growth. The net interest margin was 4.73% for the first quarter 2006, down from the 5.38% reported for the same period in 2005. The decline was due to competitive deposit pricing in the Company’s local markets; the increased competition affecting yields on new loans; and the pressure of a flat yield curve on the repricing assets and deposits.
The Company’s assets totaled $353.0 million at March 31, 2006, an increase of $106.8 million or 43.4%, compared to assets at March 31, 2005. The CBT acquisition contributed 73.5% of the year-over-year asset growth. Loans increased $77.4 million from March 31, 2005. Loan growth was driven by growth in the construction and commercial real estate markets.
Nonperforming loans and OREO totaled $725,000 or 0.29% of period end loans and OREO, a decrease from 0.61% at March 31, 2005. Approximately 88% of the nonperforming loans are guaranteed by the Small Business Administration.
The allowance for loan losses was $4.5 million at March 31, 2006, representing 1.80% of total loans, compared to 1.56% at March 31, 2005. The ratio of nonperforming loans to total assets was 0.21%, reflecting a positive trend from 0.43% reported at March 31,

2005. Net recoveries for the first quarter were $134,000. The provision for loan losses was $50,000 for 2006, compared to $65,000 for the first quarter of 2005.
Deposits totaled $283.3 million at March 31, 2006, an increase of $72.8 million, or 34.6%, compared to the same period in 2005. The CBT acquisition contributed approximately 94.5% of the growth in deposits. Short term debt was $27.2 million, compared to $2.2 million at March 31, 2005, which was used to fund the asset growth in the first quarter. Long term debt was $11.0 million, compared to $6.9 million, as a result of the note used to fund the capital infusion to CBT in 2005.
Noninterest income for the first quarter of 2006 was $483,000, compared to $428,000 for the same period in 2005. The gain on sale of loans in the first quarter was $28,000, compared to $33,000 in the first quarter of 2005.
Noninterest expense was $3.2 million for the first quarter of 2006, compared to $2.0 million for the same period in 2005, a 64.1% increase. The increase in noninterest expense was primarily due to the acquisition of CBT, which added an additional $958,000. At March 31, 2006, the Company had approximately 109 full time equivalent employees, compared to 71 at March 31, 2005. The Banks had nine branch locations at March 31, 2006, compared to six at March 31, 2005.
Abigail Adams National Bancorp, Inc. declared a quarterly dividend of $0.125 per common share paid on March 31, 2006 to shareholders of record on March 15, 2006.
Abigail Adams National Bancorp is a two-bank holding company, majority owned and operated by women. The Company is focused on serving the financial needs of minorities, women, small to mid-sized businesses, and not-for-profit organizations in the Washington, DC and Richmond metropolitan areas. All information for the period ended March 31, 2006 has been derived from unaudited financial information.
Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
SOURCE: Abigail Adams National Bancorp
ATTACHMENT: Selected Financial Data

Abigail Adams National Bancorp, Inc. & Subsidiaries
Selected Financial Data
March 31, 2006 and 2005
(in thousands, except per share data)

	Three Months Ended:
	3/31/06	3/31/05
EARNINGS:
Interest income	$5,667	$3,747
Interest expense	1,798	619

Net interest income	3,869	3,128

Provision for loan losses	50	65
Net interest income after provision for loan losses	3,819	3,063

Noninterest income	483	428
Noninterest expense	3,222	1,964

Income before taxes	1,080	1,527
Provision for income tax expense	427	605

Net income	653	922

Basic earnings per share	$0.19	$0.28
Diluted earnings per share	$0.19	$0.28
Dividends paid on common shares	$0.125	$0.125

Average shares outstanding — basic	3,462,129	3,322,820
Average shares outstanding — diluted	3,468,704	3,331,373

CONSOLIDATED BALANCE SHEET:
Assets:
Cash & due from banks	$12,783	$11,599
Short-term investments	11,413	7,664
Investment securities	69,640	49,830
Loans	251,672	174,226
Less: allowance for loan losses	(4,529)	(2,721)
Other assets	11,975	5,623

Total assets	352,954	246,221

Liabilities:
Deposits	283,343	210,556
Short-term borrowings	27,168	2,207
Long-term debt	10,983	6,899
Accrued expenses & other liabilities	3,315	1,651

Total liabilities	324,809	221,313

Stockholders’ equity:
Capital stock	35	33
Surplus	24,865	22,625
Retained earnings	3,245	2,250

Total stockholders’ equity	28,145	24,908

Total liabilities & stockholders’ equity	$352,954	$246,221

OTHER FINANCIAL INFORMATION:

Book value per share	$8.13	$7.50
Return on average assets	0.76%	1.51%
Return on average stockholders’ equity	9.37%	14.94%
Net interest margin	4.73%	5.38%
Allowance for loan losses to loans	1.80%	1.56%
Allowance for loan losses to nonperforming assets	625.00%	254.06%
Ratio of nonperforming assets to total assets	0.21%	0.43%
Ratio of nonperforming assets to loans & OREO	0.29%	0.61%